                                 AMENDMENT NO. 2
          AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT


         The Amended and Restated Master Administrative Services Agreement (the "Agreement"), dated July 1, 2004, by and between A I M Advisors, Inc., a Delaware corporation, and AIM Investment Funds, a Delaware statutory trust, is hereby amended as follows:

                              W I T N E S S E T H:

         WHEREAS, the parties desire to amend the Agreement to delete AIM Libra Fund from the Agreement;

         NOW, THEREFORE, the parties agree as follows;

         Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

                                   "APPENDIX A

                                 FEE SCHEDULE TO
          AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT
                                       OF
                              AIM INVESTMENT FUNDS

PORTFOLIOS                                           EFFECTIVE DATE OF AGREEMENT
--------------------------------                     ---------------------------
AIM Developing Markets Fund                                 July 1, 2004

AIM Global Health Care Fund                                 July 1, 2004

AIM Trimark Endeavor Fund                                   July 1, 2004

AIM Trimark Fund                                            July 1, 2004

AIM Trimark Small Companies Fund                            July 1, 2004

         The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

         Rate*                     Net Assets
         ------                    ------------------
         0.023%                    First $1.5 billion
         0.013%                    Next $1.5 billion
         0.003%                    Over $3 billion

         *Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000."

         All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated:  July 18, 2005

                                              A I M ADVISORS, INC.


Attest:       /s/ John H. Lively              By:    /s/ Mark H. Williamson
          -----------------------------              ---------------------------
              Assistant Secretary                        Mark H. Williamson
                                                         President

                                    PRESIDENT


(SEAL)

                                              AIM INVESTMENT FUNDS


Attest:        /s/ John H. Lively             By:    /s/ Robert H. Graham
          -----------------------------              ---------------------------
              Assistant Secretary                        Robert H. Graham
                                                         President


(SEAL)